EXHIBIT 99.1      LETTER TO COMMISSIONER REGARDING AUDIT OF ARTHUR ANDERSEN LLP


U.S. Securities and Exchange Commission
Washington, D.C.

         Re:    Audit by Arthur Andersen LLP
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Ladies and Gentlemen:

Worldport Communications, Inc. has engaged Arthur Andersen LLP ("Arthur Andersen") as its independent public accountants. Arthur Andersen has represented to Worldport Communications, Inc. that the audits performed by Arthur Andersen on behalf of Worldport Communications, Inc. were subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audits.

Sincerely,

/S/   KATHLEEN A. COTE
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Kathleen A. Cote
Chief Executive Officer

March 27, 2002